Exhibit 99.1

June 27, 2006

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS		MEDIA
Tom Nicholson	Chris Henson	Bob Denham
Executive Vice President	Sr. Exec. Vice President	Senior Vice President
Investor Relations	Chief Financial Officer	Public Relations
(336) 733-3058	(336) 733-3008	(336) 733-1002

BB&T announces share buyback program

          WINSTON-SALEM, N.C. – Acting under authority granted by its Board of Directors, BB&T Corporation (NYSE:BBT) today announced the approval of a new plan to repurchase up to 50 million shares of its common stock. It is anticipated that share repurchases pursuant to the plan will be made periodically for general corporate purposes.

          The share repurchase plan announced today replaces a plan, approved in Aug. 2003, which authorized BB&T to repurchase up to 50 million shares of its common stock for general corporate purposes. Approximately 48.9 million shares have been repurchased under the 2003 plan. The 2006 plan also authorizes the repurchase of the remaining 1.1 million shares from the 2003 plan.

          Winston-Salem, N.C.-based BB&T Corporation operates more than 1,400 financial centers in the Carolinas, Virginia, Maryland, West Virginia, Kentucky, Tennessee, Georgia, Florida, Alabama, Indiana and Washington, D.C.

          With $110 billion in assets, BB&T Corp. is the nation’s ninth largest financial holding company. More information about BB&T Corp. is available at www.BBT.com.